Exhibit 21.1

Subsidiaries of Semnur Pharmaceuticals, Inc.

Name	State or Jurisdiction of Incorporation or Organization

Semnur, Inc. (formerly known as Semnur Pharmaceuticals, Inc.)	Delaware
Semnur (BVI), Limited	British Virgin Islands